EXHIBIT 12

                          EXHIBIT EX-12

        TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                           Years Ended December 31,
                            ------------------------------------------------------
                               1994       1993       1992       1991       1990
                            ----------  --------  ----------  ---------  ---------
                                        (Dollar amounts in thousands)
Fixed charges:
 Interest and debt expense  $485,643   $414,556   $459,518   $514,230   $620,626
 One-third of rent expense    22,398     18,266     20,095      20,966    22,460
                            --------   --------   --------   ---------  ---------
    Total                   $508,041   $432,822   $479,613    $535,196   $643,086
                            ========   ========   ========    ========   ========
Earnings:
 Income (loss) from
  continuing operations
  before income taxes,
  extraordinary loss on early
  extinguishment of debt in
  1993 and cumulative effect
  of change in accounting for
  post employment benefits
  other than pensions in
  1991                      $313,793   $218,238   $283,724   $(123,599) $181,104
 Fixed charges               508,041    432,822    479,613     535,196   643,086
                            --------   --------   --------   ---------  ---------

    Total                   $821,834   $651,060   $763,337    $411,597   $824,190
                            ========   ========   ========    ========   ========

Ratio of earnings to fixed
   charges                      1.62       1.50       1.59       0.77       1.28
                            ========   ========   ========    ========   ========

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